12/17/2003 2:57 PM

Warsaw, IN . . . December 18, 2003 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD SECOND QUARTER RESULTS AND THE ACQUISTION OF MERCK KGaA’S INTEREST IN BIOMET-MERCK JOINT VENTURE

Biomet, Inc. today reported record sales and earnings results for its second quarter ended November 30, 2003.  Net sales increased 14% to $387,561,000, while operating income increased 16% to $126,297,000.  Net income increased 18% to $82,692,000 and diluted earnings per share increased 19% to $0.32.

Biomet also announced today that it has reached an agreement in principle with Merck KGaA, Darmstadt, Germany, to acquire Merck’s 50% interest in the Biomet-Merck Joint Venture for an aggregate purchase price of $300 million in cash.  The Biomet-Merck Joint Venture was established in 1998 and created a market-leading European orthopedic company which currently has annualized sales of approximately $330 million.  Biomet has adequate cash reserves to pay the purchase price and it is anticipated that the acquisition will be neutral to Biomet’s earnings during the fourth quarter of fiscal year 2004 and the full fiscal year 2005 and will be slightly accretive thereafter.  Dr. Miller stated that, "We very much appreciate the positive collaboration we have enjoyed with Merck KGaA in this joint venture during the past five years and we believe our partnership has been mutually beneficial.  Biomet is looking forward to continuing to expand its European presence and aggressively pursue opportunities in the European market place after it assumes full ownership of the joint venture."  Consummation of the acquisition, which is subject to certain conditions including completion of definitive documentation and clearance by applicable antitrust authorities, is expected to occur during the first calendar quarter of 2004.

Dane A. Miller, Ph.D., Biomet’s President and Chief Executive Officer stated, "We are pleased with Biomet’s second quarter operating results which continue to be led by strong growth in the Company’s reconstructive, spinal hardware and orthobiologic product lines.  Although the comparison against last year’s sales growth of 21% in the reconstructive device category was a challenging target, reconstructive device sales increased 19% during the second quarter of fiscal year 2004.  Continued market acceptance of recently introduced products and minimally invasive knee and hip instruments fueled growth for the Company’s reconstructive product lines during the second quarter.  Total hip, knee, extremity and dental reconstructive implant sales grew 13%, 18%, 27% and 22%, respectively, during the recently completed quarter.  Additionally, sales of the Company’s spinal hardware and orthobiologic spinal products increased 19% worldwide during the second quarter."

Excluding the impact of foreign currency, which increased second quarter sales by $13 million, net sales increased 10% during the second quarter of fiscal year 2004.  United States and international sales, excluding the effects of foreign currency, increased 9% and 11%, respectively, during the second quarter.

Reconstructive device sales increased 19% worldwide to $252,083,000 during the second quarter of fiscal year 2004.  On a constant currency basis, worldwide reconstructive device sales increased 14%.  Knee sales increased 18% worldwide during the second quarter and 16% in the United States.  Knee sales increased 13% worldwide, constant currency.  Knee sales continue to be driven by Biomet’s broad line of total knee systems and minimally-invasive unicondylar knee systems.  Additionally, the Company’s minimally-invasive total knee instruments received excellent market acceptance during the second quarter.

During the second quarter, hip sales increased 13% worldwide and 9% in the United States.  Excluding the impact of foreign currency, hip sales increased 9% worldwide.  Biomet’s metal-on-metal articulation systems and the Company’s broad line of porous coated stems and revision systems continue to lead hip sales growth.  Biomet’s reputation as the "Most Responsive Company" in Orthopedics is further strengthened by its numerous training opportunities for the Posterior and Anterior/Lateral Approaches of the Company’s Microplasty Minimally Invasive Hip Program.

Extremity sales increased 27% worldwide during the second quarter of fiscal year 2004 and 24% in the United States.  On a constant currency basis, extremity sales increased 23% worldwide.  Sales of dental reconstructive implants increased 22% worldwide and 18% in the United States during the second quarter.  Worldwide dental reconstructive implant sales increased 17%, constant currency.  Sales of bone cements and accessories increased 23% worldwide during the second quarter and 13% in the United States.  Excluding the effect of foreign currency, sales of bone cements and accessories increased 11% worldwide.

Fixation sales increased 3% to $60,295,000 during the second quarter of fiscal year 2004 and increased 2% worldwide, constant currency.  Lorenz Surgical’s craniomaxillofacial fixation sales increased 18% worldwide and 2% in the United States during the second quarter.  Worldwide craniomaxillofacial fixation sales increased 18%, constant currency.  Sales of electrical stimulation products increased 1% in the United States and worldwide during the second quarter.  Internal fixation sales were flat worldwide and decreased 4% in the United States during the quarter.  On a constant currency basis, worldwide internal fixation sales were down 4%.  External fixation sales were down 4% worldwide during the second quarter and decreased 6% in the United States.  Excluding the impact of foreign currency, external fixation sales were down 5% worldwide.

Spinal product sales increased 8% to $38,979,000 and increased 7% in the United States during the second quarter of fiscal year 2004.  Spinal product sales increased 7% worldwide, constant currency.  Domestic sales of spinal implants and orthobiological products for the spine increased 19%, while domestic spinal stimulation sales increased 3% during the second quarter.

Sales of Biomet’s "other products" increased 4% to $36,204,000 and increased 1% in the United States during the second quarter of fiscal year 2004.  On a constant currency basis, "other product" sales increased 2% worldwide.  Softgoods and bracing sales increased 12% in the United States and 11% worldwide during the quarter and increased 10%, constant currency.  Arthroscopy sales increased 6% worldwide during the quarter and increased 4% in the United States and constant currency.

Dr. Miller concluded, "We are comfortable with the range of analysts’ sales and earnings estimates of $392 to $407 million and $0.31 to $0.33, respectively, for the third quarter of fiscal year 2004."

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.

All of Biomet’s financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC. - - QUARTERLY RESULTS

FOR THE QUARTERS ENDED NOVEMBER 30

(in thousands, except per share data)

	Three Months Ended		Six Months Ended

	2003	2002	2003	2002

Net Sales	$387,561	$341,448	$757,880	$659,048
Cost of Sales	108,790	98,605	214,408	188,742
Gross Profit	278,771	242,843	543,472	470,306

S, G, & A	136,664	121,249	269,061	237,137
R & D	15,810	13,069	30,558	25,707
Operating Income	126,297	108,525	243,853	207,462

Other Income, Net	3,669	2,858	6,690	6,802
Income Before Taxes
And Minority Interest	129,966	111,383	250,543	214,264
Income Taxes	45,250	38,544	87,229	74,138
Income Before
Minority Interest	84,716	72,839	163,314	140,126
Minority Interest	2,024	2,485	4,144	3,766
Net Income	82,692	70,354	159,170	136,360

Earnings per Share:
Basic	.32	.27	.62	.52
Diluted	.32	.27	.62	.52

Basic Shares	255,797	259,499	256,325	260,862
Diluted Shares	257,599	261,626	257,904	262,925

U.S. sales	$264,702	$242,120	$516,797	$466,700
Foreign sales	122,859	99,328	241,083	192,348

Reconstructive sales	252,083	211,914	485,522	403,939
Fixation sales	60,295	58,427	122,428	117,808
Spinal products	38,979	36,197	76,946	69,463
Other product sales	36,204	34,910	72,984	67,838

Condensed Balance Sheets	November 30, 2003		May 31, 2003
Assets
Cash and Investments	$ 443,767		$ 418,594
Accounts and notes receivable, net	447,006		418,095
Inventories	373,636		356,270
Other current assets	80,704		74,403
Fixed Assets, net	257,497		253,446
Goodwill	127,738		126,706
Other Assets	26,001		24,655
Total Assets	$1,756,349		$1,672,169

Liabilities and Stockholders’ Equity

  Current Liabilities
	$ 279,000		$ 266,654
  Other Liabilities
	6,918		7,493
    Minority Interest
	116,031		111,888
  Stockholders’ Equity
	1,354,400		1,286,134
    Total Liabilities and Stockholders’ Equity
	$1,756,349		$1,672,169

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